 Exhibit 99

Southcoast Financial Corporation

Southcoast Announces 2014 Results

Mt. Pleasant, S.C., January 21, 2015 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced that it had unaudited net income of $3,737,000, or $.53 per basic share, for the year ended December 31, 2014. This compares to unaudited net income of $9,065,000, or $1.28 per basic share, for the year ended December 31, 2013. The 2013 results included the reversal of the Deferred Tax Asset (DTA) valuation allowance which contributed to a net tax benefit of approximately $6,590,000, or $0.93 per share. The December 31, 2014 income per share is based on 7,091,361 basic average shares compared to 7,076,157 basic average shares for 2013.

For the year ended December 31, 2014, net interest income totaled $14,600,000, an increase of $897,000 from $13,703,000 for the year ended December 31, 2013. The net interest margin increased to 3.71% as of December 31, 2014 from 3.63% as of December 31, 2013.

Noninterest income for 2014 decreased to $2,146,000 from $2,360,000 for 2013, primarily due to a $216,000 decrease in fees on mortgage loans sold.

Noninterest expense levels decreased to $12,004,000 for 2014 from $13,188,000 for 2013. Decreases in salaries and benefits, FDIC insurance, other real estate expenses, and data processing costs, coupled with an increase of $302,000 in gains on sales of other real estate owned, are the main reasons for this 9% decrease.

Total assets as of December 31, 2014 were $476.8 million compared to $447.4 million as of December 31, 2013, an increase of 6.6%. Loans, excluding loans held for sale, increased to $364.1 million, from $331.9 million as of December 31, 2013, an increase of 9.7%.  Deposits increased by 4.8% to $331.0 million at December 31, 2014, from $315.8 million at December 31, 2013.  Additionally, the Company’s deposit mix improved between the two periods, as time deposits accounted for 36.4% of the Company’s deposits at December 31, 2014, compared to 43.2% at December 31, 2013.

The Company’s ratio of nonperforming assets to total assets decreased to 1.94% as of December 31, 2014, compared to 3.47% as of December 31, 2013.  The allowance for loan losses as a percentage of loans was 1.54% as of December 31, 2014, compared to 1.82% as of December 31, 2013.  The allowance for loan losses as a percentage of total nonperforming loans totaled 100.36% as of December 31, 2014, compared to 58.88% as of December 31, 2013.  The change in these ratios was indicative of improved credit quality in the loan portfolio.

The subsidiary bank’s capital position as of December 31, 2014 remains in excess of regulatory well-capitalized requirements.

“We are proud of our accomplishments in 2014 as they reflect the hard work of our employees. The 9.7% growth in loans, improvement in asset quality, increase in net-interest margin, and decrease in overhead all account for the earnings improvement in our core business,” said L. Wayne Pearson, Chairman and Chief Executive Officer.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Year Ended
	December 31,	December 31,
	2014	2013
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$14,600	$13,703
Provision for loan losses	(600)	400
Noninterest income	2,146	2,360
Noninterest expenses	12,004	13,188
Income tax expense (benefit)	1,605	(6,590)
Net income	$3,737	$9,065

PER SHARE DATA
Net income per share
Basic	$0.53	$1.28
Diluted	$0.53	$1.28

BALANCE SHEET DATA
Total assets	$476,833	$447,384
Total deposits	331,034	315,828
Total loans (net)	358,546	325,865
Investment securities	39,269	43,451
Other borrowings	83,802	73,818
Junior subordinated debentures	10,310	10,310
Shareholders' equity	47,305	42,569

Average shares outstanding1
Basic	7,091,361	7,076,157
Diluted	7,091,361	7,076,157

Book value per share	$6.67	$6.01

Key ratios
Return on assets	0.83%	2.09%
Return on equity	8.32%	23.60%
Nonperforming assets1 to assets	1.94%	3.47%
Reserve to loans	1.54%	1.82%
Reserve to nonperforming loans2	100.36%	58.88%
Net interest margin	3.71%	3.63%

1 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, troubled debt restructures, and other real estate owned.
2 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, and troubled debt restructures.

Southcoast Financial Corporation
Consolidated Balance Sheets
(Dollars in thousands)

	December 31	December 31
	2014	2013
	(Unaudited)
Assets
Cash and cash equivalents	$33,572	$28,460
Investments	39,269	43,451
Loans held for sale	-	271
Loans	364,148	331,906
Less: Allowance for loan losses	5,602	6,041
Net loans	358,546	325,865
Fixed assets	20,455	21,150
Other assets	24,991	28,187
Total Assets	$476,833	$447,384
Liabilities & Shareholders' Equity
Deposits:
Noninterest bearing	$47,002	$40,399
Interest bearing nontime	163,389	138,899
Time deposits	120,643	136,530
Total deposits	331,034	315,828
Other borrowings	83,802	73,818
Other liabilities	4,382	4,859
Junior subordinated debentures	10,310	10,310
Total liabilities	429,528	404,815

Shareholders' Equity
Common Stock	54,643	54,544
Accumulated deficit	(6,200)	(9,937)
Accumulated other comprehensive loss	(1,138)	(2,038)
Total shareholders' equity	47,305	42,569
Total Liabilities and
Shareholders' equity	$476,833	$447,384

Southcoast Financial Corporation
Consolidated Income Statements
(Dollars in thousands, except earnings per share)

		Year Ended
	December 31,	December 31,
	2014	2013
	(Unaudited)
Interest Income
Interest and fees on loans	$17,046	$16,425
Interest on investments	1,104	1,106
Interest on Fed funds sold	31	30
Total interest income	18,181	17,561

Interest expense	3,581	3,858
Net interest income	14,600	13,703
Provision for loan losses	(600)	400
Net interest income after provision	15,200	13,303

Noninterest income	2,146	2,360
Total operating income	17,346	15,663

Noninterest expense
Salaries and benefits	6,630	7,024
Occupancy and equipment	2,812	2,935
Other expenses	2,562	3,229

Total noninterest expense	12,004	13,188

Income before taxes	5,342	2,475

Income tax expense (benefit)	1,605	(6,590)
Net income	$3,737	$9,065

Basic net income per share	$0.53	$1.28

Diluted net income per share	$0.53	$1.28

Average number of shares
Basic	7,091,361	7,076,157
Diluted	7,091,361	7,076,157

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